Exhibit 10.1

OFFICE LEASE

SORRENTO TOWERS NORTH

WCB FIVE LIMITED PARTNERSHIP,

a Delaware limited partnership,

as Landlord,

and

WOMEN FIRST HEALTHCARE, INC.,

a Delaware corporation,

as Tenant.

SORRENTO TOWERS NORTH

SUMMARY OF BASIC LEASE INFORMATION

The parties hereto agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building located at 5355 Mira Sorrento Place, San Diego, California 92121. Each reference in the Office Lease to any ____ of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE	DESCRIPTION
(References are to the Office Lease)

1.	Date:	June 20, 2003.

2.	Landlord:	WCB FIVE LIMITED PARTNERSHIP, a Delaware limited partnership

3.	Address of Landlord (Section 29.19):	WCB Five Limited Partnership c/o WCB Properties 450 Newport Center Drive, Suite 304 Newport Beach, California 92660 Attn: Mr. Ronald A. Lack

4.	Tenant:	WOMEN FIRST HEALTHCARE, INC., a Delaware corporation.

5.	Address of Tenant (Section 29.19):	12220 El Camino Real, Suite 400 San Diego, California 92130 Attention: Ms. Patti Consilvio (Prior to Lease Commencement Date)

and

5355 Mira Sorrento Place, Suite 700 San Diego, CA 92121 Attention: Mr. Charles Caporale, CFO (After Lease Commencement Date)

6.	Premises (Article 1):	Approximately 10,998 rentable (9,826 usable) square feet of space located on the seventh (7th) floor of the West Building (commonly known as Suite 700), as set forth in Exhibit A attached hereto.

7.	Term (Article 2).

	7.1 Lease Term:	Three (3) years and four (4) months. If the Lease Commencement Date occurs on a day other than the first day of the month, then the foregoing time period shall be measured from the first day of the following month.

	7.2 Lease Commencement Date:	The later of (i) September 1, 2003, or (ii) the date the Premises are Ready for Occupancy (as defined in Section 4.1 of Exhibit B). The Lease Commencement Date is anticipated to be September 1, 2003.

(i)

8.	Base Rent (Article 3):

Months of Lease Term	Monthly Installment of Base Rent		Monthly Rental Rate per Rentable Square Foot
1-12*	$24,745.50	**	$2.25	**
13-24	$25,515.36		$2.32
25-36	$26,285.22		$2.39
37-40	$27,055.08		$2.46

*	Plus any partial month if the Lease Commencement Date is not the first day of the month.

**	Subject to abatement as provided in Article 3 below.

9.	Additional Rent (Article 4).

	9.1 Base Year:	Calendar Year 2004.

	9.2 Tenant’s Share:	Approximately 4.17%.

10.	Security Deposit (Article 21):	$27,055.08.

11.	Parking Pass Ratio (Article 28):	Four (4) parking passes for every 1,000 usable square feet of the Premises, which equals thirty-nine (39) parking passes.

12.	Broker (Section 29.25):	Burnham Real Estate Services (for Landlord) The Staubach Company – West, Inc. (for Tenant)

(ii)

TABLE OF CONTENTS

1.	REAL PROPERTY, BUILDING AND PREMISES	1

2.	LEASE TERM	2

3.	BASE RENT	4

4.	ADDITIONAL RENT	4

5.	USE OF PREMISES	8

6.	SERVICES AND UTILITIES	8

7.	REPAIRS	11

8.	ADDITIONS AND ALTERATIONS	11

9.	COVENANT AGAINST LIENS	12

10.	INSURANCE	12

11.	DAMAGE AND DESTRUCTION	14

12.	NONWAIVER	14

13.	CONDEMNATION	15

14.	ASSIGNMENT AND SUBLETTING	15

15.	SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY	17

16.	HOLDING OVER	17

17.	ESTOPPEL CERTIFICATES	17

18.	SUBORDINATION	18

19.	DEFAULTS; REMEDIES	18

20.	COVENANT OF QUIET ENJOYMENT	19

21.	SECURITY ENHANCEMENTS	19

22.	SUBSTITUTION OF OTHER PREMISES	21

23.	SIGNS	21

24.	COMPLIANCE WITH LAW	22

25.	LATE CHARGES	22

26.	LANDLORD’S RIGHT TO CURE DEFAULT	22

27.	ENTRY BY LANDLORD	23

28.	TENANT PARKING	23

29.	MISCELLANEOUS PROVISIONS	23

(i)

TABLE OF CONTENTS

EXHIBITS

EXHIBIT A	OUTLINE OF FLOOR PLAN OF PREMISES AND FIRST REFUSAL SPACE
EXHIBIT B	TENANT WORK LETTER
EXHIBIT C	LIST OF PERSONAL PROPERTY
EXHIBIT D	SUPERIOR RIGHTS
EXHIBIT E	RULES AND REGULATIONS
EXHIBIT F	ESTOPPEL CERTIFICATE

(i)

INDEX

Page(s)
Abatement Event	10
Abatement Notice	10
Additional Rent	5
Adjustment Dates	20
Affiliate	16
Affiliated Assignee	17
Alterations	11
Approved Working Drawings	1
Base Rent	4
Base Year	5
Base, Shell and Core	Exhibit B
BOMA	1
Brokers	25
Building	1
Calendar Year	5
Common Areas	1
Communication Equipment	25
Comparable Transactions	3
Contractor	Exhibit B
Control	17
Cosmetic Alterations	11
Draft Working Drawings	Exhibit B
East Building	1
Election Date	2
Eligibility Period	10
Estimate	7
Estimate Statement	7
Estimated Excess	7
Event of Default	18
Excess	4
Expense Year	5
fax	24
First Refusal Notice	2
First Refusal Space	1
Force Majeure	24
Governmental Requirements	22
Holidays	9
HVAC	9
Improvements	Exhibit B
Indemnified Claims	12
Interest Notice	3
Landlord	1
Landlord Indemnified Parties	12
Landlord Parties	13
Landlord’s Broker	25
Lease	1
Lease Commencement Date	2
Lease Term	2
Lease Year	2
Letter of Credit	20
Notices	24
Offeror	2
OP	17
Operating Expenses	5
Option Notice	3
Option Rent	3
Option Rent Notice	3
Option Term	3
Outside Agreement Date	4

(ii)

Page(s)
Over-Allowance Amount	Exhibit B
Parking Facilities	1
Personal Property	10
Premises	1
Ready for Occupancy	Exhibit B
Real Property	1
Relocation Notice	21
Renovations	25
Rent	5
Review Period	7
RF	27
RP	17
Security Deposit	19
Security Deposit Laws	21
SNDA	18
Space Plan	Exhibit B
Stated Amount	20
Statement	7
Subject Space	15
Subleasing Costs	16
Substantial Completion	Exhibit B
Summary	1
Superior Leases	1
Superior Rights	2
Systems and Equipment	6
Tax Expenses	6
Tenant	1
Tenant Delays	Exhibit B
Tenant Improvements	1
Tenant Indemnified Parties	13
Tenant Parties	12
Tenant’s Agents	Exhibit B
Tenant’s Broker	25
Tenant’s Election Notice	2
Tenant’s Share	6
Termination Notice	21
Terms	2
Transfer Notice	15
Transfer Premium	16
Transferee	15
Transfers	15
Utility Expenses	6
West Building	1

(iii)

SORRENTO TOWERS NORTH

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between WCB FIVE LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation (“Tenant”).

1.	REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building known as Sorrento Towers North located and addressed at 5355 Mira Sorrento Place, San Diego, California 92121 (“West Building”), which building and the adjacent building located and addressed at 5375 Mira Sorrento Place (“East Building”) may be collectively referred to herein as the “Building.” The Building, the parking facilities serving the Building (“Parking Facilities”), the outside plaza areas, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (“Common Areas”). Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property provided that doing so does not materially and adversely affect Tenant’s use of or access to the Premises or result in an increase in Tenant’s Share of the Excess, unless such alterations, additions or changes are required to comply with law.

1.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty (express or implied) regarding (i) the condition of the Premises or the Real Property except as specifically set forth in this Lease and the Tenant Work Letter or (ii) the suitability or fitness of the Premises or the Real Property for the conduct of Tenant’s business. Any existing leasehold improvements in the Premises as of the date of this Lease, together with the Improvements to be constructed pursuant to the Tenant Work Letter, may be collectively referred to herein as the “Tenant Improvements.” Notwithstanding the foregoing, Landlord shall deliver the Premises to Tenant with the HVAC, electrical and plumbing systems located in the Premises in good working order. If, upon Landlord’s delivery of the Premises to Tenant, such systems are not in good working order and Tenant notifies Landlord within sixty (60) days after the Lease Commencement Date that such systems are not in good working order, Landlord shall, at Landlord’s sole cost and expense and as Tenant’s sole remedy therefor, put such systems in good working order. The operating hours for the Common Areas shall be the same hours as specified in Section 6.1.1 below.

1.3 Verification of Rentable Square Feet of Premises and Building. For purposes of this Lease, “rentable square feet” shall mean “rentable area” calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1 - 1996 (“BOMA”). Landlord represents and warrants that Landlord’s space measurement consultant, Stevenson Systems, Inc., has measured the Premises and Building in accordance with BOMA and that the measurements stated in this Lease reflect those measurements.

1.4 Continuing Right of First Refusal. Landlord hereby grants to Tenant, during the initial Lease Term only, a right of first refusal with respect to the contiguous space located on the seventh (7th) floor of the West Building and known as Suite 770 containing approximately 3,185 rentable square feet, as further outlined on Exhibit A attached hereto and made a part hereof (collectively, the “First Refusal Space”). Notwithstanding the foregoing, (i) such first refusal right shall commence only following the expiration or earlier termination of (A) any existing lease pertaining to the First Refusal Space, and (B) as to any First Refusal Space which is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Refusal Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing or future lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) such first refusal right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to the tenant(s) of the Superior Leases or any other leases in existence as of the date of this Lease (the rights described in items (i) and (ii), above to be known collectively, for purposes of this Section 1.4 only, as “Superior Rights”). All Superior Rights are identified on Exhibit D attached hereto. Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.4.

1.4.1 Procedure. Landlord shall notify Tenant (the “First Refusal Notice”) from time to time when Landlord receives a proposal from a bonafide prospective tenant (“Offeror”) that Landlord would consider for all or any portion of the First Refusal Space, where no holder of a Superior Right desires to lease such space. The First Refusal Notice shall describe the space which is the subject of the proposal (which may include space outside of the First Refusal Space) and shall set forth the terms and conditions (including the proposed lease term) set forth in the proposal from the Offeror (collectively, the “Terms”). Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last eight (8) months of the initial Lease Term unless Tenant has delivered an Interest Notice pursuant to Section 2.2.2 of this Lease nor during the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to Section 2.2.2 unless and until Tenant has delivered to Landlord the Option Notice pursuant to Section 2.2.2 . Notwithstanding anything herein to the contrary, Tenant may only exercise its right of first refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.

1.4.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within five (5) business days after delivery of the First Refusal Notice to Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire space described in the First Refusal Notice upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such space identified in the First Refusal Notice, in which event Landlord may lease such space to any person or entity on any terms Landlord desires, provided such terms are not materially more favorable to the tenant than the Terms; if Landlord proposes to lease such space on any terms that are materially more favorable to the tenant than the Terms, then Landlord shall deliver a new First Refusal Notice to Tenant. If Tenant does not so respond in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above. If no lease is ultimately entered into relative to such space within six (6) months after Tenant receives the First Refusal Notice, then Tenant’s first refusal right will apply to any subsequent negotiations relative to such space, including reinstatement of Tenant’s right to receive an updated First Refusal Notice. Landlord shall not lease any portion of the First Refusal Space, except in accordance herewith.

1.4.3 Lease of First Refusal Space. If Tenant timely exercises Tenant’s right to lease the space described in the First Refusal Notice as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such space.

1.4.4 Termination of Right of First Refusal. The right of first refusal granted herein shall terminate as to a particular First Refusal Space upon Landlord’s leasing of such space in accordance with the terms hereof, but shall remain in effect for any subsequent availability of all or any portion of the remaining First Refusal Space; provided, however, that if after Tenant’s failure to exercise the right of first refusal as to a particular First Refusal Space Landlord leases such space, then upon the expiration of the term of such lease Tenant’s right of first refusal shall again apply to such space, subject, however to the Superior Rights and the prior right of the tenant under such lease to renew the term thereof, regardless of whether such renewal is pursuant to an express provision in such lease or pursuant to a lease amendment or new lease. Tenant shall not have the right to lease the First Refusal Space if, as of the date of the attempted exercise of any right of first refusal by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, an uncured Event of Default exists, Tenant or an Affiliate does not physically occupy the entire Premises, if any portion of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if any portion of the Premises has been recaptured pursuant to Section 14.4.

2.	LEASE TERM

2.1 Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be for the period of time set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter, if applicable), and shall terminate upon the expiration of the Lease Term, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that if the Lease Commencement Date is not the first day of the month, then the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the twelfth month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the last day of the Lease Term (for example, if the Lease Commencement Date is April 15, the first Lease Year will be April 15 through April 30 of the following year, and each succeeding Lease Year will be May 1 through April 30. If Landlord is unable to deliver possession of the Premises to Tenant on or before the anticipated Lease Commencement Date as set forth in Section 7.2 of the Summary, Landlord shall not be subject to any liability for its failure to do so and such failure shall not affect the validity of this Lease nor the obligations of Tenant hereunder. Notwithstanding the foregoing: (i) in the event the Lease Commencement Date has not occurred by November 1, 2003, for any reason other than Tenant Delays or Force Majeure, then for each day of delay in the Lease Commencement Date beyond November 1, 2003, that is not caused by Tenant Delays or Force Majeure, Tenant shall be entitled to an abatement of Base Rent (commencing upon the Lease Commencement Date) equal to one (1) day’s worth of Base Rent (calculated on a thirty (30) day month) for each day of such delay, up to a maximum of ninety (90) days; and (ii) in the event the Lease Commencement Date has not occurred by February 1, 2004 for any reason other than Tenant Delays or Force Majeure, then Tenant may terminate this Lease by giving Landlord written notice thereof at any time prior to the Lease Commencement Date, in which event Landlord shall return to Tenant the first installment of Base Rent and Security Deposit previously paid by Tenant to Landlord and neither party shall have any further obligations to the other hereunder. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates, which notice Tenant shall execute and return to Landlord within five (5) business days of receipt thereof; if Tenant fails to execute and return such notice within such time period, the information contained in such notice shall be deemed correct and binding upon Tenant.

2.2 Option Term. Landlord hereby grants to Tenant one (1) option to extend the Lease Term for a period of three (3) years (“Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.2.2 below. Tenant shall not have the rights contained in this Section 2.2 if, as of the date of the Option Notice an uncured Event of Default exists, Tenant or an Affiliate does not physically occupy at least fifty percent (50%) of the Premises, if more than fifty percent (50%) of the Premises is subject to a sublease (other than to an Affiliate), if the Lease has been assigned (other than to an Affiliate), or if more than fifty percent (50%) of the Premises has been recaptured pursuant to Section 14.4 below.

2.2.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the fair market rent for the Premises and the parking passes as of the commencement date of the Option Term. The fair market rent shall be the rental rate, as of the commencement of the Option Term, that a willing, non-renewal and unaffiliated tenant would pay to a willing landlord for comparable non-sublease, non-encumbered space (including factors such as size, level and condition of improvement, quality and floor height), for a comparable use, for a comparable period of time (“Comparable Transactions”), located in other first-class, high-rise office buildings with comparable vacancy factors in the Sorrento Mesa area of San Diego. The determination of fair market rent of the Premises shall take into account all concessions available for comparable space, including any free rent periods or tenant improvement allowances.

2.2.2 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord no sooner than twelve (12) months and no later than eight (8) months prior to the expiration of the then current Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant setting forth Landlord’s determination of the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, within thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. If Tenant exercises the option to extend but objects to the Option Rent contained in the Option Rent Notice, then the Option Rent shall be determined as set forth in Section 2.2.3 below. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term, subject to Section 2.2.3 below, shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice or as determined in accordance with Section 2.2.3, as applicable, and all references herein to the Lease Term shall include the Option Term.

2.2.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant’s delivery of the Option Notice (the “Outside

Agreement Date”), then each party shall make a separate determination of the Option Rent, within ten (10) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with Sections 2.2.3.1 through 2.2.3.7 below.

2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in San Diego. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual fair market rent, as determined by the arbitrators, taking into account the requirements of Section 2.2.1 of this Lease. Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

2.2.3.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.3.3 The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.3.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.

2.2.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

3.	BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, monthly installments of base rent (“Base Rent”) as set forth in Section 8 of the Summary, in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term (or if the first full month of the Lease Term is within a free rent period, then the Base Rent for the first full month which occurs after the expiration of any free rent period) shall be paid at the time of Tenant’s execution of this Lease. If any rental or other payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental or other payment is for a period which is shorter than one month, then the rental or other payment for any such fractional month shall be a proportionate amount of a full calendar month’s rental or other payment based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay monthly Base Rent for the second (2nd) through fifth (5th) full months of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19.1 of this Lease, then as a part of the recovery set forth in Section 19.2 of this Lease, Landlord shall be entitled to the recovery of the monthly Base Rent abated under the provisions of this Article 3.

4.	ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent for each Calendar Year after the Base Year Tenant’s Share of the annual Operating Expenses, Utility Expenses and Tax Expenses that are in excess of the amount of Operating Expenses, Utility Expenses and Tax Expenses, respectively applicable to the Base Year (the “Excess”). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term. If the Lease Term is not coterminous with the last Expense Year, then Tenant’s share of the Excess for the last Expense Year shall be adjusted accordingly.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the calendar year set forth in Section 9.1 of the Summary.

4.2.2 “Calendar Year” shall mean each calendar year commencing with the Base Year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Expense Year” shall mean each Calendar Year, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive-month period, and, in the event of any such change, Tenant’s Share of Operating Expenses, Utility Expenses and Tax Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord incurs or which accrue during any Expense Year because of or in connection with the ownership, management, maintenance, repair, restoration or operation of the Real Property, and the cost of any capital improvements (A) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, (B) made to the Real Property after the Lease Commencement Date that are required under any governmental law or regulation that was not in effect on the Commencement Date or (C) for the refurbishment or replacement of Real Property improvements or amenities; provided, however, that if any such cost described in (A), (B) or (C) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost at the prime rate specified in Section 25 plus four (4) percentage points) over its useful life as Landlord shall reasonably determine. If the Building is less than ninety-five percent (95%) occupied during any portion of any Expense Year including the Base Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses or Utility Expenses (as defined below) for such year, employing sound accounting and management principles, to determine the amount of Operating Expenses or Utility Expenses that would have been paid had the Building been ninety-five percent (95%) occupied.

Notwithstanding anything above to the contrary, Operating Expenses shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant’s Operating Expenses payments); (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Building, or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commissions; (4) ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Expenses pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building or any law, code, regulation, ordinance or the like that would not have been incurred but for such violation; (7) Landlord’s general corporate overhead; (8) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (other than in the parking facility for the Building); (9) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses) or amortization on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Building (including the Real Property on which the Building is situated); (10) marketing costs, including leasing commissions and attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building; (11) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Building; (12) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (13) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any deductible amount under any insurance policy shall be included within Operating Expenses); (14) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Expenses pursuant to this Lease; (15) depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (16) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building, without charge; (17) electric power costs or other utility costs for which any tenant directly contracts with the local public service company (but Landlord shall have the right to “gross up” as if such space was vacant); (18) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to another tenant of the Building; (19) costs incurred in connection with the original construction of the Building; (20) costs of correcting defects in or inadequacy of the initial design or construction of the Building; and (21) costs incurred: (x) to comply with applicable laws with respect to any hazardous materials which were in existence in, on, under or about the Real Property (or any portion thereof) prior to the Lease Commencement Date, and were of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such hazardous materials, in the state, and under the conditions that they then existed in, on, under or about the Real Property, would have then required the removal, remediation or other action with respect thereto; and/or (y) with respect to hazardous materials which are disposed of or otherwise introduced into, on, under or about the Real Property after the date hereof by or on behalf of Landlord and are of such a nature, at time of disposition or introduction, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such hazardous materials, in the state, and under the conditions, that they then existed in, on, under or about the Real Property, would have then required the removal, remediation or other action with respect thereto; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of hazardous materials used by Landlord after the date hereof (provided such use is not negligent) in connection with the operation, repair and maintenance of the Real Property to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in first class office buildings.

4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Real Property in whole or in part.

4.2.6 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Real Property), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein. Tax Expenses shall not include (i) income, franchise, transfer, inheritance or capital stock taxes, (ii) any excise taxes on Landlord’s gross or net rentals or other income and (iii) any interest, fines or penalties assessed as a result of Landlord’s failure to make payments of Tax Expenses in a timely manner

4.2.7 “Utility Expenses” shall mean the cost of supplying all utilities to the Real Property (other than utilities for which tenants of the Building are separately metered), including utilities for the heating, ventilation and air conditioning system for the Building and each tenant’s premises.

4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by

100 and dividing the product by the total rentable square feet in the Building. The total rentable square feet in the Building as of the date hereof is 264,007.

4.2.9 Adjustment of Base Year Operating Expenses. Operating Expenses for the Base Year shall be adjusted as follows:

(a) If Landlord incurs expenses associated with or relating to separate items, categories, or subcategories of Operating Expenses that were not part of Operating Expenses during the Base Year or were part of Operating Expenses for only a portion of the Base Year, and provided such items, categories or subcategories were customarily included as operating expenses of other first-class high-rise office buildings in the Sorrento Mesa area of San Diego during the Base Year, then Operating Expenses for the Base Year shall be considered to be increased by the amounts that Landlord would have incurred during the Base Year with respect to such expenses had those separate items, categories, or subcategories of Operating Expenses been included in Operating Expenses during the entire Base Year; and

(b) If any portion of the Building is covered by a warranty at any time during the Base Year, Operating Expenses for the Base Year shall be considered to be increased by the amount that Landlord would have incurred during the Base Year with respect to the items or matters covered by the warranty had the warranty not been in effect during the Base Year.

4.3 Payment of Additional Rent.

4.3.1 Intentionally Omitted.

4.3.2 Statement of Actual Expenses and Payment by Tenant. Landlord shall give to Tenant within ninety (90) days following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Utility Expenses and Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due (or within thirty (30) days of receipt if the Lease Term has expired prior to Tenant’s receipt of the Statement), the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Excess. If the amount of the Estimated Excess paid by Tenant for any Expense Year is greater than the full amount of the Excess for such Expense Year, then Landlord shall reimburse Tenant for the difference when Landlord delivers the Statement for such Expense Year to Tenant or, at Landlord’s option, credit such excess against Tenant’s next installments of Estimated Excess. The failure of Landlord to timely furnish the Statement or the Estimated Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Operating Expenses, Utility Expenses and Tax Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”). If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Landlord shall provide no more than two (2) Estimate Statements for any Expense Year.

4.3.4 Audit Right. Within one hundred twenty (120) days after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees or an independent certified public accountant (which accountant is a member of a nationally or regionally recognized accounting firm), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records (pertaining to Landlord’s calculation of Operating Expenses, Utility Expenses and Tax Expenses) at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period.

Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm. Landlord shall cooperate in good faith with Tenant and the accountant to provide Tenant and the accountant with the information upon which the certification is to be based. However, if such certification by the accountant proves that the total amount of Operating Expenses, Utility Expenses and Tax Expenses set forth in the Statement were overstated by more than five percent (5%), then the actual, documented and reasonable cost of the accountant and such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. In no event shall Landlord or its property manager be required to (i) photocopy any accounting records or other items or contracts, (ii) create any ledgers or schedules not already in existence, (iii) incur any costs or expenses relative to such inspection, or (iv) perform any other tasks other than making available such accounting records as are described in this paragraph. Landlord shall not liable for the payment of any contingency fee payments to any auditor or consultant of Tenant. The provisions of this Section shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses, Utility Expenses and Tax Expenses payable by Tenant under this Lease, and Tenant waives any other rights or remedies relating thereto.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when: (i) said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord; (ii) said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Parking Facilities); or (iii) said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

5.	USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for general office purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises, the Parking Facilities or any other Common Areas or any part thereof for any use or purpose contrary to the rules and regulations attached hereto as Exhibit E reasonably established by Landlord for the daily operation and maintenance of the Real Property and which do not materially adversely affect or restrict Tenant’s use of the Common Areas or the Premises, or in violation of any federal, state or local laws, or any recorded covenants, conditions and restrictions or ground or underlying leases affecting the Real Property as of the date hereof and any future recorded covenants, conditions and restrictions or ground or underlying leases of which Landlord has given Tenant a copy to the extent the provisions of such future documents do not materially adversely affect or restrict Tenant’s use of the Common Areas or the Premises. Tenant shall not use or allow Tenant Parties to use any part of the Premises or the Real Property for the storage, use, treatment, manufacture or sale of any hazardous or toxic material. Notwithstanding the foregoing, Tenant may use and store in the Premises reasonable amounts of hazardous or toxic materials that are customarily used in offices or office machines. All such hazardous or toxic materials used in the Premises shall be stored and used in compliance with all applicable laws.

6.	SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) to the Premises and all enclosed Common Areas in amounts required for the use and occupancy of the Premises for normal, first-class office purposes, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and on Saturday during the period from 9:00 a.m. to 1:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other locally or nationally recognized holidays (collectively, the “Holidays”).

Landlord shall use reasonable efforts to cause the Building’s HVAC system and the indoor air quality of the Common Areas of the Building and Premises to meet the standards of air quality consistent with other first-class buildings in the Sorrento Mesa area of San Diego, for the entire Lease Term and for any periods during which Tenant occupies the Premises before the Lease Commencement Date. Landlord shall further comply with any current or future laws, ordinances, rules, and regulations concerning office building indoor air quality, promulgated by any government authority having jurisdiction over, and applicable to, the Building.

6.1.2 Landlord shall provide adequate electrical wiring and facilities for normal general office use, and electricity at levels consistent with normal general office use.

6.1.3 Landlord shall provide city potable water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.

6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord in a reasonable and customary manner.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the electricity or water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. Landlord shall, as part of the construction of the Improvements (as defined in the Tenant Work Letter), install (i) a supplemental HVAC system in the Premises to provide 24-hour air conditioning to the portion of the Premises housing Tenant’s dedicated computer/display room, and (ii) a separate utility meter to measure the amount of electricity costs consumed by such supplementary system which is allocable to the provision of the 24-hour air conditioning to Tenant’s dedicated computer/display room. Tenant shall pay the electricity costs measured by such separate utility meter directly to the provider. Except as provided in the penultimate sentence of this Section 6.2, if Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption, and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use HVAC during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time reasonably establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly, full-floor cost to Tenant as Landlord shall from time to time establish (based upon Landlord’s actual costs in providing such utilities), which is currently $25.00 per hour. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.3 Interruption of Use. Except as otherwise provided in Section 6.8 below, Tenant agrees that Landlord shall not be liable for any damages incurred by Tenant, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any utility or service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant for locksmithing and repairs and maintenance that may affect the Systems and Equipment or the structural components of the Building, provided that Tenant, as Additional Rent, shall pay to Landlord upon billing, the sum of all costs to Landlord of such additional services plus an administration fee.

6.5 Tenant’s Use of Furniture and Equipment in the Premises. During the Lease Term, Tenant may, at no additional charge, use the personal property identified on Exhibit C attached hereto (the “Personal Property”). Provided Tenant fulfills all of its obligations under this Lease, title to the Personal Property shall become vested in Tenant upon the natural expiration of this Lease. Tenant shall maintain the Personal Property in good condition and repair (ordinary wear and tear excepted) and shall not remove the Personal Property from the Premises. If any item of the Personal Property is damaged, Tenant shall repair or replace (with a comparable replacement) such item. In the event Tenant has not fulfilled all of its obligations under this Lease upon the natural expiration of this Lease, or if this Lease terminates prior to its natural expiration, the Personal Property shall remain the property of Landlord. Tenant acknowledges that Landlord has made no representation or warranty (express or implied) regarding the condition of the Personal Property or the suitability of the Personal Property for Tenant’s use.

6.6 Standard of Operation. Landlord agrees that it will cause the Real Property to be operated and managed, and services provided, in a manner consistent with that of a reasonably prudent building manager of an office building located in the San Diego area, and in a manner which is efficient and reasonably controls Operating Expenses which Tenant is obligated to pay Landlord pursuant to this Lease but is consistent with the character of the Building as a first-class office building.

6.7 Offset. Notwithstanding any other provision of this Lease, if Landlord fails to pay any amount of money to Tenant that a court of competent jurisdiction finally determines is owed from Landlord to Tenant after any applicable appeal of such determination, and if Landlord fails to pay such amount to Tenant within thirty (30) days after Tenant delivers written notice to Landlord of such court determination, then Tenant shall be entitled to apply against the Rent (including Base Rent) and other amounts owing from Tenant to Landlord next due and owing under this Lease, in monthly increments not to exceed thirty-five percent (35%) of Base Rent payable for each applicable month. Such unpaid amounts shall bear interest until paid at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus four percent (4%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

6.8 Abatement. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors or the performance of Renovations pursuant to Section 29.18. Tenant shall give Landlord and any mortgagee of Landlord (of whom Tenant is notified) notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Operating Expenses, Utility Expenses and/or Tax Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Operating Expenses, Utility Expenses and/or Tax Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Operating Expenses, Utility Expenses and/or Tax Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant’s purposes as reasonably determined by Landlord, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Share of Operating Expenses, Utility Expenses and/or Tax Expenses. The term “Eligibility Period” shall mean a period of five (5) consecutive business days after

Landlord’s and Landlord’s mortgagee’s (if applicable), receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant’s Share of Operating Expenses, Utility Expenses and/or Tax Expenses shall be Tenant’s sole and exclusive remedy at law or in equity for an Abatement Event. This Section 6.8 shall not apply in case of damage to, or destruction of, the Premises or the Building, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

7.	REPAIRS

7.1 Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term; provided however, if Tenant fails to make such repairs, Landlord may (subject to compliance with the notice requirements in Section 26 below), but need not, make such repairs and replacements, and Tenant shall pay Landlord’s costs or expenses, including Landlord’s overhead, arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Tenant hereby waives and releases its right to make repairs at Landlord’s expense and/or terminate this Lease under Section 1942 and Section 1932(1) of the California Civil Code and any other California law, statute, or ordinance now or hereafter in effect.

7.2 Landlord shall repair and maintain the Building structures (including the roof) and Systems and Equipment in a manner consistent with that of a reasonably prudent building owner of a first-class office building in the San Diego area (including, without limitation, the Building’s HVAC system in accordance with the recommended maintenance specifications therefor). Landlord shall endeavor to cause the least disruption as is reasonably practicable to Tenant while making repairs, alterations or improvements to the Building. If reasonably requested by Tenant, such activities by Landlord which materially adversely affect the Premises or access thereto shall be performed outside of normal working hours to the extent practicable.

8.	ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing and subject to Tenant’s compliance with the provisions of this Article 8, including obtaining Landlord’s approval of the plans, specifications and drawings therefor, Tenant shall have the right to install a security system in the Premises, at Tenant’s sole cost and expense. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

Notwithstanding anything to the contrary contained herein, Tenant may make strictly cosmetic changes to the finish work in the Premises (the “Cosmetic Alterations”), without Landlord’s consent, provided that the aggregate cost of any such alterations does not exceed $25,000.00 in any twelve (12) month period, and further provided that such alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Systems and Equipment of the Building, (iii) affect the exterior appearance of the Building or (iv) trigger any legal requirement which would require Landlord to make any alteration or improvement to the Premises, the Building or the Real Property. Tenant shall give Landlord at least ten (10) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Article 8. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations.

8.2 Manner of Construction. Tenant shall have obtained Landlord’s approval (which approval shall not be unreasonably withheld or delayed) of all plans, specifications, drawings, contractors and subcontractors prior to the commencement of Tenant’s construction of the Alterations; provided, however, a contractor of Landlord’s selection shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work so long as such contractor is willing to perform its work at rates that do not exceed customary market rates, and such work shall be performed at Tenant’s cost. Tenant agrees to carry insurance in an amount approved by Landlord (which approval shall not be unreasonably withheld or delayed) covering the construction of such Alterations, and such other insurance as Landlord may reasonably require. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Further, Tenant shall pay to Landlord or its agent a four percent (4%) supervision fee based upon the cost of such work. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable laws and pursuant to a valid building permit, issued by the appropriate governmental authorities, in conformance with Landlord’s construction rules and regulations and in a diligent, good and workmanlike manner. If such Alterations trigger a legal requirement upon Landlord to make any Alterations or improvements to the Building or Common Areas, Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion (or equivalent) to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Landlord’s Property. All Alterations and fixtures (other than trade fixtures) which may be made, installed or placed in or about the Premises from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord; however, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove any such Alterations or fixtures upon the expiration or earlier termination of this Lease. Notwithstanding the foregoing, Tenant, as part of its request for Landlord’s consent to an Alteration or as part of its notice to Landlord for Cosmetic Alterations, may request Landlord’s designation as to whether Landlord will require such removal. If Tenant makes such request, Landlord shall make such designation at the time of Landlord’s consent or, in the case of a Cosmetic Alteration, within fifteen (15) days of receipt of such request. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or fixtures, Landlord may do so and may charge the cost thereof to Tenant.

9.	COVENANT AGAINST LIENS

Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be released and removed of record within ten (10) days after notice thereof. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within ten (10) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10.	INSURANCE

10.1 Indemnification and Waiver. Subject to Section 10.6 below, and except for injury or damage (i) of a type that is covered by the waivers described in Section 10.5 or (ii) that arise from the negligence or willful misconduct of Landlord or any of the Landlord Parties, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and Landlord’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Landlord Indemnified Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including reasonable attorneys’ fees and court costs (collectively, “Indemnified Claims”) (but excluding claims for lost profits or consequential damages), arising or resulting from (a) any negligence or willful misconduct of Tenant or any of Tenant’s agents, employees, contractors, subtenants, assignees, invitees or licensees in or about the Premises, the Building or the Real Property (but only when acting in the context of their relationship with Tenant) (collectively, “Tenant Parties”); (b) any occurrence within the Premises; and/or (c) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease. Subject to Section 10.6 below, Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises, the Building or elsewhere on the Real Property from any cause, and Tenant hereby waives all claims in respect thereof against Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all reasonable insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance, on an occurrence basis, covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations,

assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) $3,000,000 each occurrence and annual aggregate for bodily injury and property damage liability; and (ii) $3,000,000 each occurrence and annual aggregate, with 0% insured’s participation, for personal injury liability.

10.3.2 Physical Damage Insurance covering (i) all other office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) the Personal Property, Tenant Improvements and Alterations. Such insurance hall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.3.4 Worker’s compensation insurance providing statutory benefits to Tenant’s employees, with a waiver of subrogation in favor of Landlord, and employer’s liability insurance with limits of not less than the statutory limits required for worker’s compensation insurance.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All insurance shall (i) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; and (ii) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and the other additional insureds thereunder designated by Landlord. In addition, the insurance described in Section 10.3.1 above shall (a) name Landlord, and any other party specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. In addition, the insurance described in Section 10.3.2 shall name Landlord and any other party specified by Landlord as loss-payee as to all items referred to in clause (ii) of Section 10.3.2 and the insurance described in Sections 10.3.2 and 10.3.3 shall have deductibles reasonably acceptable to Landlord. Tenant shall deliver all policies or certificates thereof to Landlord on or before Landlord’s delivery of the Premises to Tenant or the Lease Commencement Date, whichever first occurs, and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may deny Tenant the right to occupy the Premises until such time as Tenant makes such deliveries (which denial shall have no effect upon the Lease Commencement Date) and/or procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of the bills therefor.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage, worker’s compensation insurance and loss of income and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage if such loss or damage is insurable under the property damage or loss of income and extra expense insurance required to be maintained hereunder (this waiver extends to deductibles under such insurance).

10.6 Landlord’s Indemnification of Tenant. Except for injury or damage (i) of a type that is covered by the waivers described in Section 10.5 or (ii) arising from the negligence or willful misconduct of Tenant or any of the Tenant Parties, Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s partners, officers, directors, employees, agents, successors and assigns (collectively, “Tenant Indemnified Parties”), from and against any Indemnified Claims (but excluding claims for consequential damages or lost profits) that arise or result solely from (a) any occurrence in the Common Areas, but only to the extent covered by the liability insurance maintained or required to be maintained by Landlord pursuant to this Lease or (b) any negligent or willful misconduct of Landlord or Landlord’s agents, employees or contractors (but only when acting in the context of their relationship with Landlord) (collectively “Landlord Parties”) or (c) any default by Landlord of any obligation to be performed under this Lease. The provisions of this Section 10.6 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.7 Landlord shall, at all times during the Lease Term hereof (but subject to reimbursement as an Operating Expense), procure and maintain in force insurance of the type commonly referred to as an “all risk of physical loss” policy, including earthquake insurance to the extent required by any underlying mortgage or deemed commercially practicable by Landlord, and general public liability insurance insuring the Building and the Real Property against all risks and all other hazards as are customarily insured against in coverage, in Landlord’s reasonable judgment, by others similarly situated and operating like properties. All such insurance shall be in such amounts and with such deductibles as are customarily applicable to such insurance for similar first-class, high-rise office buildings in the Sorrento Mesa area of San Diego owned by institutional investors. Landlord shall procure and maintain in force a commercially reasonable amount (or an amount as required by any underlying mortgage) of rental loss insurance during the Lease Term.

11.	DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Parking Facilities, Premises or any Common Areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell and Core of the Premises and such Common Areas to substantially the same condition as existed prior to the casualty, except for modifications required by law, the holder of a mortgage on the Real Property, the lessor of a ground or underlying lease, or any other modifications to the Common Areas deemed desirable by Landlord. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to items of property described in clause (ii) of Section 10.3.2, and Landlord shall return the Premises and such Tenant Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent all or any portion of the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground or underlying lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) such damage occurs during the last twenty-four (24) months of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute, regulation or case law of the State of California, including without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute, regulation or case law, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

12.	NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term.

13.	CONDEMNATION

If the whole or any part of the Premises, Building or Real Property shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Real Property, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection with such taking, except that Tenant shall have the right to file any separate claim available to Tenant for: (i) any taking of Tenant’s personal property belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease; (ii) loss of goodwill; (iii) relocation expenses under Government Code 7262 (the claim for which Tenant may pursue by separate action independent of this Lease); and (iv) any other amount in addition to the foregoing (but specifically excluding any bonus value attributable to the leasehold estate created hereby) that does not reduce the amount of the award that would otherwise be payable to Landlord, its ground lessor or mortgagee and such claim is payable separately to Tenant. Tenant shall have the right to negotiate directly with the condemnor or the relevant competent authority for the recovery of the portion of the award that Tenant is entitled to under subsections 13(i)—(iv) above. Tenant shall have the right to pursue any aforementioned claim so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any other California law, statute or ordinance now or hereafter in effect, to seek termination of this Lease in the event of a taking.

14.	ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, which shall not be unreasonably withheld if Landlord does not elect to proceed under Section 14.4 below, assign or otherwise transfer this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee and a copy of all operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee and such other information as Landlord may reasonably require. If there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.1, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). If the Transfer Notice informed Landlord that Landlord’s failure to approve or disapprove of the proposed Transfer within fifteen (15) days following Landlord’s receipt of the Transfer Notice would constitute Landlord’s approval of the proposed Transfer, then Landlord’s failure to approve or disapprove of the proposed Transfer within fifteen (15) days following Landlord’s receipt of the Transfer Notice shall constitute Landlord’s approval. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not

Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees (total review and processing fees for any Transfer not to exceed Five Hundred Dollars ($500.00), as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord. Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to seek monetary damages or to terminate this Lease; provided, however, this waiver shall not apply if Landlord’s conduct was determined to be in bad faith.

14.2 Intentionally Omitted

14.3 Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord within thirty (30) days of Tenant’s receipt from Transferee, fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration paid by such Transferee to Tenant, after deducting the reasonable expenses incurred by Tenant for (i) Rent payable by Tenant under this Lease (excluding the Transfer Premium) or the Subject Space, (ii) reasonable leasing commissions paid by Tenant, (iii) other reasonable out-of-pocket costs paid by Tenant (including attorney fees, advertising costs, and expenses of readying the Subject Space for occupancy by Transferee, and (iv) any consideration paid to Transferee or any third party to induce Transferee to consummate the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value (a) for services rendered by Tenant to Transferee or (b) for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be finally determined to be understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and, if understated by more than five percent (5%), Landlord’s costs of such audit.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Transfer Notice, to recapture the Subject Space from Tenant; provided, however, in the case of a subletting, Landlord may not exercise the recapture right unless the Subject Space is more than sixty percent (60%) of the Premises. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include a change in the ownership of thirty (30%) or more of the ownership interests of Tenant within a twelve (12)-month period, unless Tenant is a publicly-held company whose stock trades on a nationally-recognized exchange.

14.7 Affiliate Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate (“Affiliate”) of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant or results from a merger including Tenant), shall not be deemed a Transfer under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease prior to the effective date thereof and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate

(including evidence of the assignee’s assumption of Tenant’s obligations under this Lease in the event of an assignment), (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such assignment or sublease does not cause Landlord to be in default under any existing lease at the Real Property, and (iv) the net worth of such Affiliate is at least equal to the net worth of Tenant and any guarantor hereof as of the date of such sublease or assignment. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Article 14, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

15.	SURRENDER OF PREMISES AND REMOVAL OF TENANT’S PROPERTY

No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall remove from the Premises all debris and rubbish, such items of furniture, equipment, and cabling installed by or at the request of Tenant, other articles of personal property owned by Tenant and any property Landlord requires Tenant to remove pursuant to Section 8.3. Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

16.	HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the consent of Landlord, such tenancy shall be from month-to-month only, and Base Rent for the first two (2) months of such holdover shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease; thereafter, Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Such holdover shall not constitute a renewal or extension of the Lease Term and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, Tenant shall be liable for all damages incurred by Landlord resulting therefrom. Notwithstanding the foregoing, Tenant shall have no obligation to compensate Landlord for any consequential damages or lost profits suffered by any party in connection with any such holdover, unless, and then only for periods after, Landlord shall have provided written notice to Tenant that a new tenant has entered into a lease for all or a portion of the Premises, and at least thirty (30) days have elapsed since Landlord shall have delivered such notice to Tenant.

17.	ESTOPPEL CERTIFICATES

Tenant and Landlord shall at any time and from time to time upon not less than twenty (20) days’ prior notice by the other, execute, acknowledge and deliver to the requesting party (“RP”) a statement in writing, in the form of Exhibit F attached hereto (or such other form as may reasonably be required by RP or the holder of any underlying mortgage), certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Base Rent, Additional Rent and other charges have been paid in advance, if any, stating whether or not to the best knowledge of the responding party (“OP”), RP is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which OP may have knowledge and containing any other information and certifications which reasonably may be requested by RP or the holder of any underlying mortgage. Any such statement delivered pursuant to this Section 17 may be relied upon by any actual or prospective purchaser of the fee of the Building or the Real Property or any actual or prospective mortgagee, ground lessor or other like encumbrancer thereof or any actual or prospective assignee of any such encumbrancer upon the Building or the Project or any actual or prospective assignee, sublessee, purchaser or lender of or to Tenant.

18.	SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided, however, that a condition precedent to such subordination as to future leases or liens shall be that Landlord obtains from the lessor, lender or other party in question a commercially reasonable non-disturbance agreement in favor of Tenant. Subject to the foregoing, Tenant covenants and agrees to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any foreclosure sale, or to the lessor of a ground or underlying lease upon the termination thereof, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm such attornment and/or the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Within thirty (30) days after the full execution and delivery of this Lease, Landlord shall use commercial reasonable efforts to obtain a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) from the current lender of the Building. In the event Landlord is unable to obtain a SNDA within sixty (60) days after the date of full execution and delivery of this Lease, Tenant may, at Tenant’s option, directly contact Landlord’s lender and attempt to negotiate for the execution and delivery of a SNDA.

19.	DEFAULTS; REMEDIES

19.1 Tenant Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant (an “Event of Default”):

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days after Landlord notifies Tenant that such amount has not been paid on the date such amount was due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 The entry of an order for relief with respect to Tenant or any guarantor of this Lease under any chapter of the Federal Bankruptcy Code, the dissolution or liquidation of Tenant or any guarantor of this Lease, the insolvency of Tenant or any guarantor of this Lease or the inability of Tenant or any guarantor of this Lease to pay its debts when due, or the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s or any guarantor’s assets or Tenant’s interest under this Lease that is not discharged within thirty (30) days; or

19.1.4 The failure of Tenant to execute any documents referenced in Article 17 or 18 within five (5) days after Landlord shall have delivered written notice of such failure to Tenant.

Any notice required under this Section 19.1 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any successor law.

19.2 Remedies Upon Default. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom. The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in clauses (i) and (ii), above, the “worth at the time of ward” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4. If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.4 Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice to Landlord (and any mortgagee of whom Tenant has been notified) from Tenant specifying in detail Landlord’s failure to perform; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Tenant agrees that, prior to commencing a legal action against Landlord for failure to cure such default as provided in the preceding sentence, any mortgagee which received notice of such default shall have an additional thirty (30) days to cure such default (unless such cure would take longer and such mortgagee has commenced such cure within said thirty (30) day period). Upon any such uncured default by Landlord and any mortgagee which received notice of such default, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided under Section 6.7; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.

Notwithstanding the foregoing, in the event (i) a court of competent jurisdiction has determined (and such determination is no longer subject to appeal) that Landlord is in default, (ii) such default by Landlord materially affects Tenant’s use and enjoyment of the Premises and (iii) Landlord fails, within a reasonable period of time following such determination, to remedy such default, Tenant may terminate this Lease upon written notice to Landlord.

20.	COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, so long as no Event of Default exists, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

21.	SECURITY ENHANCEMENTS

21.1 Cash Security. Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, to cure Tenant’s default hereunder, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. Landlord, or any transferee of Landlord’s interest in the Real Property, the Building and this Lease, shall return the Security Deposit (less any portion thereof used, applied or retained by Landlord as permitted herein) to Tenant within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit.

21.2 Letter of Credit. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable, renewable and transferable letter of credit (“Letter of Credit”) in favor of Landlord in a form reasonably approved by Landlord, issued by a bank reasonably satisfactory to Landlord with a branch located in Southern California, in the principal amount specified below (“Stated Amount”), to be held by Landlord in accordance with the terms, provisions and conditions of this Section 21.2. Landlord approves of Wells Fargo Bank as the initial issuer of the Letter of Credit. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit satisfying all terms, covenants and provisions of this Lease. In no event shall the issuing bank have total assets of less than One Billion Dollars and capital less than six percent (6%) of its total assets (in each case as defined by the applicable federal regulator of the respective bank). If at any time the issuing bank (including the initial issuer) does not satisfy such criteria, Tenant shall immediately deliver to Landlord a replacement Letter of Credit issued by a bank that satisfies such criteria.

21.2.1 The Stated Amount shall initially be equal to One Hundred Seventy-Five Thousand and 00/100 Dollars ($175,000.00); provided, however, that, except as hereinafter provided, upon the dates specified below (“Adjustment Dates”), the Stated Amount may be reduced to the following amounts:

Adjustment Dates	Stated Amount
The first day of the seventeenth (17th) month of the initial Lease Term	$116,666.67
The first day of the twenty-ninth (29th) month of the initial Lease Term	$58,333.33

However, if (i) an Event of Default exists or (ii) a circumstance exists that would, with notice or lapse of time, or both, constitute an Event of Default by Tenant, and Tenant has failed to cure such Event of Default or circumstance within the time period permitted by Article 19 or such lesser time as may remain before the relevant Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such Event of Default or circumstance shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described.

21.2.2 The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, from time to time, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand (the foregoing requirement will be satisfied with language to the following effect in the Letter of Credit: “Beneficiary is entitled to draw upon the Letter of Credit in accordance with that certain Office Lease dated             , 2003, between Beneficiary and Applicant”). In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with the first such transfer during the Lease Term, and Landlord shall be responsible for any costs in connection with any other transfer. If and only if (A) the term of the Letter of Credit held by Landlord will expire prior to thirty (30) days following the last day of the Lease Term and the Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) an Event of Default occurs, or (C) Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, or (D) Tenant does not deliver a substitute Letter of Credit as required above in the event the issuing bank fails to satisfy the financial criteria set forth above, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not

Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for (1) the payment of any sum which is in default, (2) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, or (3) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default, and any remaining funds shall be retained by Landlord as security for Tenant’s remaining obligation under this Lease. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post an additional Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Lease Term, the purchaser shall assume all of the Landlord’s obligations hereunder first arising after such sale, and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Lease Term.

21.2.3 The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

21.2.4 Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.2.5 The provisions of this Section 21.2 shall survive the expiration or earlier termination of this Lease.

22.	SUBSTITUTION OF OTHER PREMISES

Landlord shall have the right to move Tenant to other space in the Building comparable to the Premises, and all terms hereof shall apply to the new space with equal force. In such event, Landlord shall give Tenant at least ninety (90) days prior written notice of Landlord’s election to so relocate Tenant (“Relocation Notice”), and shall move Tenant’s effects to the new space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable. The new space shall be delivered to Tenant with improvements substantially similar to those improvements existing in the Premises at the time of Landlord’s notification to Tenant of the relocation. Simultaneously with such relocation of the Premises, the parties shall execute an amendment to this Lease stating the relocation of the Premises.

Notwithstanding the foregoing, in the event Landlord provides Tenant with a Relocation Notice, Tenant shall have the option, upon sixty (60) days prior written notice (“Termination Notice”) to Landlord (which Termination Notice must be given, if at all, within thirty (30) days after Tenant’s receipt of a Relocation Notice from Landlord), to terminate this Lease; provided, however, that if Tenant delivers a Termination Notice, Landlord shall have the right to rescind the Relocation Notice by written notice to Tenant within ten (10) days after Landlord’s receipt of a Termination Notice, in which case the Termination Notice shall be null and void, the Premises shall not be relocated, and this Lease shall remain in full force and effect.

23.	SIGNS

23.1 Premises Identification and Building Directory Signage. Tenant shall be entitled, at Landlord’s sole cost and expense, to (i) Building-standard identification signage outside of Tenant’s Premises on the floor on which Tenant’s Premises are located, and (ii) to one (1) line on the Building directory (and any other tenant directory at the Real Property) to display Tenant’s name and location in the Building. The location, quality, design, style, and size of such signage shall be consistent with the Landlord’s Building standard signage program. Any changes to Tenant’s signage shall be at Tenant’s sole cost and expense.

23.2 Prohibited Signage and Other Items. Any other signs, notices, logos, pictures, names or advertisements which are installed in the Common Areas or on the exterior of the Building or are visible from outside the Premises and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.

24.	COMPLIANCE WITH LAW

Landlord warrants that, as of Landlord’s delivery of the Premises to Tenant, (i) the Improvements and Common Areas shall be in compliance with all laws applicable thereto (including, without limitation, the American’s with Disabilities Act of 1990), (ii) the Improvements shall be built in a good and workmanlike manner with good materials in accordance with the plans therefor and (iii) the Systems and Equipment shall be in good working order. Landlord shall, at its sole cost and expense and as Tenant’s sole remedy, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant; provided that, with respect to the warranty in clauses (ii) and (iii) of the preceding section, Tenant shall have given Landlord written notice thereof within sixty (60) days following the Lease Commencement Date. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (the “Governmental Requirements”). At its sole cost and expense, Tenant shall promptly comply with all Governmental Requirements to the extent that such compliance is triggered by the particular nature of Tenant’s use of the Premises or Tenant’s Alterations; however, if Tenant’s compliance with such Governmental Requirements would require the making of structural changes or changes to the Systems and Equipment, such changes will be made by Landlord and Tenant shall, as Additional Rent, reimburse Landlord for the cost thereof within thirty (30) days following receipt of an invoice therefor. Landlord shall comply, and shall be responsible for all costs of compliance, with all Governmental Requirements pertaining to the Premises, Building and Real Property, other than compliance for which Tenant is responsible as described above, but subject to reimbursement as an Operating Expenses to the extent permitted by Article 4.

25.	LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after said amount is due, then (i) Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due (but in no event shall such charge be in excess of the maximum amount permitted by applicable law) plus reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder, and (ii) such unpaid amounts shall thereafter bear interest until paid at a rate equal to the prime rate established from time to time by Wells Fargo Bank (or if Wells Fargo ceases to exist or to publish such a rate, then the rate published by the largest federally chartered banking institution in California) plus four percent (4%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law. The late charge and interest shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. Notwithstanding the foregoing, with respect to the first late payment of any installment of Rent during any consecutive twelve (12) month period, Tenant shall not be required to pay such late charge unless Tenant fails to pay the same within five (5) business days following Tenant’s receipt of written notice that such payment is late.

26.	LANDLORD’S RIGHT TO CURE DEFAULT

All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease and Landlord provides written notice to Tenant of such failure, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder, in which event Tenant shall reimburse Landlord, upon demand, for the sums incurred by Landlord in connection therewith. Tenant’s reimbursement obligations under this Article 26 shall survive the expiration or sooner termination of the Lease Term.

27.	ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice, but in such manner as to cause as little disturbance to Tenant as is reasonably practicable, to enter the Premises within an escort by a Tenant representative (if requested by Tenant) to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees, tenants (during the last twelve (12) months of the Lease Term only), or ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current Building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Landlord shall minimize any interruption of Tenant’s business operations resulting from any entry to the Premises hereunder as reasonably practicable, and shall, at its sole cost and expense, repair and restore any damage to the Premises caused by or at the direction of Landlord in exercising such rights (subject, however, to Section 10.5). Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any Event of Default in the manner provided herein; (C) perform any covenants of Tenant which Tenant fails to perform or (D) address an emergency situation. Any such entries shall be without the abatement of Rent, shall not be deemed an unlawful entry, or an actual or constructive eviction, and shall include the right to take such reasonable steps as required to accomplish the stated purposes.

28.	TENANT PARKING

Subject to compliance with the rules and regulations reasonably prescribed by Landlord, Tenant shall have the right to use parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 11 of the Summary to park in the Parking Facilities, of which one (1) parking pass shall be a non-covered, reserved parking pass and one (1) parking pass shall be a covered, reserved parking pass. All such parking passes shall be free of charge during the Lease Term. Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Facilities, or temporarily relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Real Property.

29.	MISCELLANEOUS PROVISIONS

29.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

29.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

29.4 Transfer of Landlord’s Interest. In the event Landlord transfers all of its interest in the Real Property and Building and in this Lease, and the assignee assumes all of Landlord’s obligations hereunder first arising after such transfer, Landlord shall automatically be released from all remaining liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. In the event Landlord transfers all of its interest in the Real Property and Building and in this Lease, and such transferee assumes all of the Landlord’s obligations hereunder, Landlord shall transfer the Security Deposit and Letter of Credit to such transferee.

29.5 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.6 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.7 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.8 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in the Building (including any rental income, insurance proceeds, escrow funds, condemnation awards and Landlord’s interest in sales and refinancing proceeds), and neither Landlord, nor any of its constituent partners, members, shareholders, officers, directors or employees shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.9 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

29.10 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.11 Notices. Any notice, demand or other communication given under the provisions of this Lease (collectively, “Notices”) by either party to the other party shall be effective only if in writing and (a) personally served, (b) mailed by United States registered or certified mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized courier service (e.g., Federal Express) for next-day delivery, or (d) sent by tele-facsimile (“fax”) machine capable of confirming transmission and receipt with hard copy of said Notice delivered in a manner specified above no later than one (1) business day after transmission by fax machine. Notices shall be directed to the parties at their respective addresses set forth in the Summary. In the event that a different address is furnished by either party to the other party in accordance with the procedures set forth in this Section 29.19, Notices shall thereafter be sent or delivered to the new address. Notices given in the foregoing manner shall be deemed given (a) upon confirmed transmission if sent by fax machine, provided such confirmed transmission is prior to 5:00 p.m. (in the recipient’s time zone) on a business day (if such confirmed transmission is after 5:00 p.m. on a business day or is on a non-business day, such notice will be deemed given on the following business day), (b) when actually received or refused by the party to whom sent if delivered by carrier or personally served or (c) if mailed, on the day of actual delivery or refusal as shown by the addressee’s registered or certified mail receipt. For purposes of this Section 29.19, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

29.12 Joint and Several Liability. If more than one person or entity executes this Lease as Tenant: (a) each of them is and shall be jointly and severally liable for the covenants, conditions, provisions and agreements of this Lease to be kept, observed and performed by Tenant; and (b) the act or signature of, or notice from or to, any one or more of them with respect to this Lease shall be binding upon each and all of the persons and entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice.

29.13 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.14 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.15 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless for, from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay a brokerage commission to Burnham Real Estate Services (“Landlord’s Broker”) pursuant to a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall be responsible for paying a commission to the Staubach Company-West, Inc. (“Tenant’s Broker”) pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker.

29.16 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.17 Intentionally Omitted.

29.18 Landlord Renovations. Tenant acknowledges that Landlord may, but shall not be obligated to (other than as specifically set forth herein or in the Tenant Work Letter), during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as otherwise provided in Section 6.8. Except as otherwise provided in Section 6.8, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

29.19 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often that two (2) times in any calendar year), Tenant shall deliver to Landlord a certified current financial statement of Tenant and any guarantor of this Lease.

29.20 Excepted Rights. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitations, electrical interruptions, hurricanes, terrorist activities and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of rent payable hereunder.

29.21 Communication Equipment. Subject to all governmental laws, rules and regulations, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain up to one (1) twenty-four inch (24") satellite dish or other similar device, together with all cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the purpose of receiving and sending radio, television, computer, telephone or other communication signals to and from the Premises in connection with Tenant’s use of the Premises, at a location on the roof of the Building designated by Landlord and reasonably acceptable to Tenant. Such use of the roof for Communication Equipment shall be at no additional charge to Tenant during the Lease Term and any extensions thereof. Tenant shall ensure that any Communication Equipment installed by Tenant does not interfere with any equipment installed on the roof of the Building prior to Tenant’s installation of its Communication Equipment. Tenant shall retain Landlord’s designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

29.21.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representation that such laws, rules and regulations permit such installation and operation. Further, Tenant’s Communication Equipment shall not cause the Building rooftop to violate any laws, rules and/or regulations and Tenant shall be responsible for ensuring that its use does not cause such a violation.

29.21.2 All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval.

29.21.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building’s electrical system) shall be borne by Tenant. Landlord agrees to cooperate (at no expense to Landlord) with Tenant in obtaining such permits and connections.

29.21.4 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

29.21.5 Tenant shall use the Communication Equipment so as not to cause any interference or danger to other tenants in the Building or with any other tenant’s or licensee’s communication equipment installed on the roof prior to Tenant’s installation of its Communication Equipment, and not to damage the Building or interfere with the normal operation of the Building.

29.21.6 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Building) and Tenant agrees that Landlord shall not be liable to Tenant therefor Notwithstanding the foregoing, Landlord and Tenant agree to reasonably cooperate with each other, and with other tenants, to share the available space and facilities and to coordinate the efficient collocation of data/telecommunications systems in or on the Building. Landlord shall exercise good faith efforts to avoid interference by any later installed antennae and other equipment with the use of the Communications Equipment.

29.21.7 Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) be responsible for any necessary repairs, replacements to or maintenance of the Communication Equipment.

29.21.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 29.21.8 shall survive the expiration or earlier termination of this Lease.

29.21.9 The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of this Lease.

29.21.10 Tenant shall be entitled, at no additional charge, to use its pro rata share of the existing risers of the East Building to install its Communications Equipment; provided that Landlord makes no representation regarding the capacity of such risers. In the event additional capacity is needed, Tenant shall have the right to provide such additional capacity, subject to Landlord’s prior written approval of the methods and manner of providing such additional capacity, which consent may be withheld in Landlord’s reasonable discretion.

29.21.11 Tenant hereby agrees to comply with all regulations, laws and codes applicable to the use of its Communications Equipment, including, without limitation, FCC and OSHA regulations relating to radio frequency (“RF”) emissions. Further, Tenant represents and warrants that the operation of the Communications Equipment will not cause the Building rooftop to violate the maximum permissible exposure rules established by OSHA. Tenant shall (i) at Landlord’s option (to be exercised reasonably and for good cause only), pay the cost of a study of the Building rooftop to ensure that Tenant’s use pursuant to this Section 29.21 will not cause the rooftop to be in violation of any RF emissions requirements, which study shall be performed by a contractor reasonably approved by Landlord, and (ii) take any steps required by any applicable laws to cause the use of the Communications Equipment to comply with such laws, including implementation of an RF safety program which complies with all OSHA and FCC regulations.

29.22 Consents. Any time this Lease requires a consent or approval of Landlord or Tenant, such consent or approval shall not be unreasonably withheld, conditioned or delayed (unless another standard is provided) and, in any event, if no particular time for response is otherwise set forth in this Lease, such consent or approval shall be given, withheld or conditioned within thirty (30) days after request. If any such consent or approval is withheld or conditioned, the same shall (except as otherwise provided herein) be done by notice by Landlord or Tenant (as applicable) given to the other, accompanied by reasonably adequate explanation of the reason(s) for such withholding or conditioning of the consent or approval (unless the consent may be withheld in the party’s sole discretion).

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

WCB FIVE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	WCB Five, Inc., a Delaware corporation, general partner

	By:	/s/ RONALD LACK
	Name:	Ronald Lack
	Title:	Vice President

“Tenant”:

WOMEN FIRST HEALTHCARE, INC., a Delaware corporation

*By:	/s/ EDWARD F. CALESA

Name:	Edward F. Calesa
Title:	OEO

*By:	/s/ ILLEGIBLE CRAWFORD

Name:	Illegible Crawford
Title:	VP Consumer

*NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer.

(B) If there is only one (1) signatory, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

EXHIBIT A

SORRENTO TOWERS NORTH

OUTLINE OF FLOOR PLAN OF PREMISES AND FIRST REFUSAL SPACE

[GRAPHIC]

EXHIBIT A

EXHIBIT B

SORRENTO TOWERS NORTH

TENANT WORK LETTER

Landlord has constructed, at its sole cost and expense, the base, shell and core (i) of the Premises, and ii) of the floor of the Project on which the Premises are located (collectively, the “Base, Shell and Core”). This Tenant Work Letter shall set forth the terms and conditions relating to the construction of tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in this Lease. All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portion of the Lease to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Landlord and Tenant have approved the space plan for the Premises attached hereto as Schedule 1 and the notes and specifications set forth thereon (the “Space Plan”). Within five (5) days of the date of full execution of this Lease, Tenant shall cooperate in good faith with Landlord’s architects and engineers to supply such information necessary to allow, and Landlord shall cause, the Landlord’s architects and engineers to complete the architectural and engineering drawings for the Premises in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits and in a manner consistent with the Space Plan (collectively, the “Draft Working Drawings”). Landlord shall cause the Draft Working Drawings to be delivered to Tenant for Tenant’s review and approval. The failure of Tenant to give Landlord written notice of its approval or disapproval of the Draft Working Drawings within five (5) business days following receipt thereof shall be deemed to constitute Tenant’s approval thereof. The Draft Working Drawings, as approved by Tenant, are referred to as the “Approved Working Drawings.” Notwithstanding that Landlord has retained the architect and engineers to prepare the Approved Working Drawings, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Approved Working Drawings; however, Landlord will, at Tenant’s request, cooperate with Tenant in prosecuting any claims against the architect or engineer in connection with any such omissions or errors (the foregoing will not be construed as relieving Landlord from its obligations under Sections 1.2 and 24 of the Lease). Landlord shall construct, at Landlord’s cost (including all hard and soft costs), the improvements in the Premises (the “Improvements”) pursuant to the Approved Working Drawings. Tenant shall make no changes or modifications to the Approved Working Drawings without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion if such change or modification would directly or indirectly delay the “Substantial Completion,” as that term is defined in Section 4.1 below of the Premises or increase the cost of designing or constructing the Improvements. Unless specifically noted to the contrary in this document or on the Space Plan or the Approved Working Drawings, the Improvements shall be constructed using Building-standard specifications and materials, as determined by Landlord, or any mutually agreeable alternative materials.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event that after Tenant’s execution of this Lease, any revisions, changes, or substitutions shall be made to the Space Plan, Approved Working Drawings or the Improvements at the request of Tenant, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord’s request as an “Over-Allowance Amount”. The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord’s contribution to the construction of the Improvements.

EXHIBIT B

SECTION 3

CONTRACTOR’S WARRANTIES AND GUARANTIES

Landlord will upon completion of the Improvements and Tenant’s acceptance of the Premises assign to Tenant all warranties and guaranties by the contractor who constructs the Improvements (the “Contractor”) relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. Such warranties and guaranties of Contractor shall guarantee that the Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof

SECTION 4

COMPLETION OF THE IMPROVEMENTS; LEASE COMMENCEMENT DATE

4.1 Ready for Occupancy. The Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Premises. For purposes of this Lease, “Substantial Completion” of the Premises shall occur upon substantial completion, and approval by the City of San Diego (if required for occupancy), of construction of the Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any minor punch list items that do not affect Tenant’s use of the Premises in any material adverse respect and any Tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor. Landlord shall use commercially reasonable efforts to achieve Substantial Completion by September 1, 2003.

4.2 Delay of Substantial Completion of the Premises. Except as provided in this Section 4, the Lease Commencement Date shall occur as set forth in Section 7.2 of the Summary and Article 2 of the Lease. If there shall be a delay or there are delays in the Substantial Completion of the Premises (based upon the anticipated date of the occurrence of the Lease Commencement Date as set forth in the Lease) or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in Article 2 of the Lease, as a result of any of the following (collectively, “Tenant Delays”):

4.2.1 Tenant’s failure to approve any matter requiring Tenant’s approval within five (5) business days following request therefor;

4.2.2 A breach by Tenant of the terms of this Tenant Work Letter or this Lease;

4.2.3 Tenant’s request for changes in the Space Plan, Draft Working Drawings or Approved Working Drawings;

4.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, or which are different than Landlord’s standard improvement package items for the Building;

4.2.5 Any other acts or omissions of Tenant, or its agents, or employees which are not remedied within two (2) business days following written notice thereof to Tenant;

then, notwithstanding anything to the contrary set forth in this Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of Substantial Completion (for purposes of determining the Lease Commencement Date) shall be deemed to be the date Substantial Completion of the Premises would have occurred if no Tenant Delays, as set forth above, had occurred.

SECTION 5

MISCELLANEOUS

5.1 Tenant’s Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Premises for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant’s data and telephone equipment) in the Premises. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against

EXHIBIT B

any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Tenant’s Representative. Tenant has designated Patti Consilvio as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3 Landlord’s Representative. Landlord has designated Carol Taylor as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers retained directly by Tenant (such subcontractors, laborers, materialmen and suppliers to be known collectively as “Tenant’s Agents”), shall all be subject to Landlord’s reasonable approval and, if deemed necessary by Landlord to maintain harmony among other labor at the Real Property or if required by law or any agreement to which Landlord is bound, shall be union labor.

5.5 Insurance Requirements. All of Tenant’s Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $ 1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in Article 10 of this Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Landlord’s contractor, and shall name as additional insureds all mortgagees of the Real Property or any other party designated by Landlord. All insurance maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

5.6 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option; at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

5.7 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in Section 19.1 of the Lease, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 4.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

EXHIBIT B

Schedule 1 to

Tenant Work Letter

SCOPE OF TENANT IMPROVEMENT WORK	JUNE 16, 2003

PROJECT: SORRENTO TOWERS NORTH

TENANT:   WOMEN’S FIRST HEALTHCARE

DEMOLITION:

1.	ALL EXISTING CARPET AND BASE TO BE REMOVED.

2.	ALL BUILT IN COUNTERS/MILLWORK IN PRIVATE OFFICES TO BE REMOVED.

3.	ALL EXISTING DARK GREEN MILLWORK (OPEN AREA OUTSIDE OF COPY ROOM, SERVER ROOM, FILE ROOM, AND BREAK ROOM) TO BE REMOVED.

4.	EXISTING WALL SCONCES TO BE REMOVED AND REPLACED WITH NEW LIGHTING PER ITEM 17 BELOW.

5.	PARTITIONS SURROUNDING ALCOVE ADJACENT TO SERVER ROOM TO BE REMOVED.

DOORS, FRAMES, AND HARDWARE:

6.	ALL EXISTING DOORS AND HARDWARE TO REMAIN AS IS.

7.	NEW INTERIOR DOORS AND ASSEMBLIES TO BE PROVIDED FOR NINE NEW OFFICES. DESIGN AND SPECIFICATION TO MATCH EXISTING OR EQUAL.

DRYWALL/PARTITIONS:

8.	PATCH AND REPAIR WALLS AT REMOVED WALL SCONES.

9.	PATCH AND REPAIR WALLS AT REMOVED MILLWORK LOCATIONS.

10.	PATCH AND REPAIR DAMAGED WALLS WITH IN SPACE THAT EXISTED PRIOR TO CONSTRUCTION AND OCCURS DURING CONSTRUCTION.

11.	BUILD NEW BUILDING STANDARD PARTITIONS TO CEILING GRID FOR NINE NEW OFFICES—REFERENCE FLOOR PLAN LOCATION AND DIMENSIONS

12.	FILL IN ALCOVE OPENING WITH STANDARD PARTITION TO GRID.

13.	EXTEND EXISTING SERVER ROOM PARTITIONS TO FULL HEIGHT.

CEILINGS:

14.	ALL EXISTING CEILINGS, CEILING GRID, AND ACOUSTICAL CEILING TILES TO REMAIN AS IS.

15.	PROVIDE NEW CEILING GRID FOR AREA OF DEMOLITION IN SERVER ROOM. CONNECT NEW AND OLD CEILING TOGETHER.

EXHIBIT B

LIGHTING:

16.	EXISTING LIGHTING TO REMAIN THROUGHOUT SUITE EXCEPT WHERE NOTED OTHERWISE.

17.	NEW BUILDING STANDARD 2 X 4 LIGHTING TO BE PROVIDED IN NEW OFFICES AND PASSAGE OUTSIDE OF OFFICES. REFERENCE CEILING PLAN

18.	PROVIDE MOTION SENSOR LIGHTING CONTROLS FOR NEW PRIVATE OFFICES AND PASSAGE OUTSIDE OF OFFICES.

HVAC:

19.	EXISTING MECHANICAL SYSTEM TO REMAIN AS IS. NEW SUPPLY AND RETURN DUCTS TO BE PROVIDED AS NEEDED FOR NEW OFFICE LAYOUT.

20.	PROVIDE A TWO TON WSHP WITH 24 HOUR SERVICE IN SERVER ROOM. THIS WILL REQUIRE A SEPARATE SUB-METER.

ELECTRICAL:

21.	ELECTRICAL TO BE SAFED OFF IN WALLS AT AREAS OF REMOVED WALL SCONCES.

22.	# DEDICATED 120 VOLT DEDICATED CIRCUITS FOR EQUIPMENT IN SERVER ROOM TO BE PROVIDED. TENANT TO LOCATE.

GLAZING/INTERIOR WINDOWS:

23.	TWO 4 X 4 INTERIOR WINDOWS AT 3'-0" ABOVE THE FINISHED FLOOR TO BE INSTALLED AT OFFICE 710 AND NEW OFFICE #1. DESIGN TO BE BUILDING STANDARD OF A CASED OPENING WITH S10 CHANNELS.

24.	EIGHT 2' FULL HEIGHT SIDELIGHTS ADJACENT TO DOORS AT NEW PRIVATE OFFICES TO BE PROVIDED. DESIGN TO BE BUILDING STANDARD OF A CASED OPENING WITH S10 CHANNELS.

MILLWORK:

25.	REPAIR CHIP IN EXISTING RECEPTION DESK.

26.	PROVIDE NEW BREAK ROOM CABINETS TO REPLACE PREVIOUSLY REMOVED CABINETS ALONG WALLS. CABINETS TO MATCH PREVIOUS DESIGN AND INCLUDE A SINK CABINET. DESIGN TO BE ADA HANDICAPPED ACCESSIBLE.

FINISHES:

27.	EXISTING WOOD FLOOR IN RECEPTION TO REMAIN AS IS.

28.	NEW BUILDING STANDARD CARPET THROUGHOUT WHERE CARPET PREVIOUSLY EXISTED.

29.	EXISTING WALLCOVERING IN CONFERENCE ROOM TO REMAIN AS IS.

30.	ALL WALLS THROUGHOUT SUITE TO IS PAINTED WITH AN EGGSHELL FINISH.

31.	SKIM COAT AND PAINT OVER EXISTING WALL MAP IN OFFICE 702.

32.	EXISTING FAUX STONE AT RECEPTION TO REMAIN AS IS.

33.	EXISTING VCT IN MAIL ROOM AND FILE ROOM TO REMAIN AS IS.

34.	NEW ARMSTRONG STANDARD VCT TO BE PROVIDED IN BREAK ROOM AND SERVER ROOM.

35.	NEW RUBBER BASE PROVIDED FOR ALL AREAS.

EXHIBIT B

PLUMBING:

36.	REINSTALL EXISTING SINK IN BREAK ROOM INTO NEW CABINET ALONG EAST WALL.

37.	A NEW GARBAGE DISPOSAL AND INSTA-HOT TO BE PROVIDED FOR SINK IN BREAK ROOM.

ADDITIONAL REQUIREMENTS:

38.	AN INERGEN FIRE SUPPRESSION SYSTEM TO BE PROVIDED FOR SERVER ROOM. COVERAGE WILL BE WITHIN ROOM ONLY AND DESIGNED FOR A 9'-0" CEILING. ALL EQUIPMENT TO BE LOCATED WITH IN SERVER ROOM.

ALL CONSTRUCTION TO BUILT TO BUILDING STANDARDS

FURNITURE/FURNISHINGS:

ALL EXISTING FURNISHINGS WILL BE REMOVED FROM SUITE FOR CONSTRUCTION BY OWNER. AFTER COMPLETION OF CONSTRUCTION THIS INVENTORY OF FURNISHINGS WILL BE AVAILABLE TO TENANT FOR RELOCATION AND INSTALLATION IN SUITE. (REFERENCE LIST OF FURNISHINGS REQUIRED BY TENANT) ALL FURNITURE IS IN AS IS CONDITION. OWNER TAKES NO RESPONSIBILITY FOR EXISTING CONDITION AND OR ANY FUTURE PERFORMANCE OF FURNISHINGS.

TENANT SHALL PAY FOR INSTALLATION AND RELOCATION OF WORKSTATIONS ONLY. LANDLORD SHALL REPLACE/RELOCATE ALL OTHER FURNISHINGS THAT WERE REMOVED FOR CONSTRUCTION.

FURNISHINGS REQUIRED BY TENANT:

LOBBY AREA

4	FLORAL UPHOLSTERED LOBBY CHAIRS

2	GLASS/WOOD END TABLES

1	GLASS/WOOD COFFEE TABLE

CONFERENCE ROOM

1	WOOD CONFERENCE TABLE

1	WOOD CREDENZA

1	VISUAL BOARD WITH COVER AND WHITE BOARD

12	BLUE LEATHER/BLUE TWEED CONFERENCE CHAIRS

EXECUTIVE OFFICE 702

1	MAHOGANY VISUAL BOARD

2	MAHOGANY SIDE CHAIRS WITH ROSE UPHOLSTERED SEATS

EXHIBIT B

EXECUTIVE OFFICE AREA

WORKSTATION WITH WOOD TRIM

EXECUTIVE OFFICE 704

1	MAHOGANY VISUAL BOARD WITH CHALKBOARD

EXECUTIVE OFFICE 705

3	MAPLE WOOD UPHOLSTERED CHAIRS

2	UPHOLSTERED GUEST CHAIRS

1	MAPLE VISUAL BOARD

FURNITURE SYSTEMS WORKSTATIONS

8	TEKNION WORKSTATIONS – REFERENCE FURNITURE FLOOR PLAN

EACH WORKSTATION TO INCLUDE:

WORKSURFACES AND SUPPORTS

TWO DRAWER LATERAL FILE CABINET ATTACHED TO COUNTERTOP OVERHEAD TASK LIGHT

UNDERCOUNTER KEYBOARD TRAY

FILE ROOM

ROLLING FILE SYSTEM – AS IS CONDITION

GENERAL OFFICE AREA

ALL WHITE BOARDS WITH DOORS

2	WHITE BOARD NO DOORS 48 X 48

1	WHITE BOARD NO DOORS 72 X 48

1	WHITE BOARD WITH TRAY – BLACK WOOD FRAME 70X48

2	BLACK METAL 4 DRAWER LATERAL FILE 49 X 36

2	BLACK METAL 4 DRAWER LATERAL FILE 49 X 30

1	BLACK METAL STORAGE UNIT 42 X 29

1	BLUE LEATHER LOVESEAT

2	PURPLE LEATHER CHAIRS

EXHIBIT B

[GRAPHIC]

FURNITURE FLOOR PLAN

EXHIBIT B

[GRAPHIC]

FLOOR PLAN

EXHIBIT B

[GRAPHIC]

REFLECTED CEILING PLAN

EXHIBIT B

EXHIBIT C

LIST OF PERSONAL PROPERTY

See the list of Personal Property in Schedule 1 to the Tenant Work Letter under the caption “Furnishings Required by Tenant.”

EXHIBIT C

EXHIBIT D

SUPERIOR RIGHTS

(See Section 1.4)

•	Verizon

EXHIBIT D

EXHIBIT E

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the vicinity of the Building. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Real Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. Except for customary deliveries by couriers such as UPS and Fedex, no furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building or carried up or down in the elevators, except upon prior notice to Landlord, and in such manner, in such specific elevator, and between such hours as shall be designated by Landlord. Tenant shall provide Landlord with not less than 24 hours prior notice of the need to utilize an elevator for any such purpose, so as to provide Landlord with a reasonable period to schedule such use and to install such padding or take such other actions or prescribe such procedures as are appropriate to protect against damage to the elevators or other parts of the Building. In no event shall Tenant’s use of the elevators for any such purpose be permitted during the hours of 7:00 a.m.–9:00 a.m., 11:30 a.m.–1:30 p.m. and 4:30 p.m.–6:30 p.m.

6. Landlord shall have the right to control and operate the public portions of the Real Property, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for comparable buildings in the vicinity of the Building.

7. The requirements of Tenant will be attended to only upon application at the Office of the Building or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

EXHIBIT E

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.

12. Tenant shall not use or keep in or on the Premises or the Real Property any kerosene, gasoline or other inflammable or combustible fluid or material.

13. Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein.

15. Tenant shall not bring into or keep within the Building or the Premises any animals, birds, bicycles or other vehicles.

16. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

17. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

18. Landlord reserves the right to exclude or expel from the Real Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls. This includes the closing of exterior blinds, disallowing the sun rays to shine directly into areas adjacent to exterior windows.

21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the North County submarket of San Diego area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

22. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

23. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

24. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and

EXHIBIT E

Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

25. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.

26. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

28. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or Common Area including corridors and elevator lobbies. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

29. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

30. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

31. Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms onto the Real Property or surrounding areas at any time.

32. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Real Property, and for the preservation of good order thereof, as well as for the convenience of other occupants and tenants thereof. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT E

EXHIBIT F

ESTOPPEL CERTIFICATE

TO:                                                                                               , a                                                                                                and                                                                                               , a                                              .

The undersigned,                                                                                                                        [(“Tenant”)][(“Landlord”)], hereby certify to                                                                                                    a                                                                                                   , as follows:

1. Attached hereto is a true, correct and complete copy of that certain lease dated                         , 200     between Landlord and Tenant (the “Lease”), which demises premises located at Suite                     ,                                                                          , California (the “Premises”). The Lease is now in full force and has not been amended, modified or supplemented, except as set forth in Paragraph 4 below.

2. The term of the Lease commenced on                                         , 200

3. The term of the Lease shall expire on                                         , 200    . There are                          options to extend the Lease term for a total period of                      years,                      of which has been exercised. There are no options to expand the Premises.

4. The Lease has: (Initial one)

(            ) not been amended, modified, supplemented, extended, renewed or assigned.

(            ) been amended, modified, supplemented, extended, renewed or assigned by the following described agreements, copies of which are attached hereto:

5. Tenant has [not] accepted [and is now in possession of] the Premises.

6. [Tenant][Landlord] acknowledges that [Landlord’s][Tenant’s] interest in the Lease will be assigned to                              and that no modification, adjustment, revision or cancellation of the Lease or amendments thereto shall be effective unless the prior written consent of                              is obtained.

7. The amount of fixed monthly rent is $                                .

8. The amount of security deposits (if any) is $                                . No other security deposits have been made.

9. Tenant is paying the full lease rental, which has been paid in full as of the date of this Certificate except                                 . No rent or other amount under the Lease has been paid for more than thirty (30) days in advance of its due date except                                 .

10. To [Tenant’s][Landlord’s] current actual knowledge without any duty of inquiry, all work required to be performed by Landlord under the Lease and the Work Letter Agreement (as defined in the Lease) has been completed, except                                 .

11. To [Tenant’s][Landlord’s] current actual knowledge without any duty of inquiry, there are no defaults on the part of the Landlord or Tenant under the Lease, except                                 .

12. To [Tenant’s] [Landlord’s] current actual knowledge without any duty of inquiry, [Tenant] [Landlord] has no defense as to its obligations under the Lease and claims no set-off or counterclaim against [Landlord][Tenant], except                                 .

13. Tenant has no right to any concession (rental or otherwise) or similar compensation in connection with renting the space it occupies except as provided in the Lease, and except                                 .

All provisions of the Lease and the amendments thereto (if any) referred to above are hereby ratified.

EXHIBIT F

[FOR TENANT ESTOPPEL]

The foregoing certification is made with the knowledge that Landlord is about to sell the Property to                                  or that                                  is about to fund a loan to Landlord, which sale/loan Tenant understands is scheduled to close on                                 , and that in either case the named party is relying upon the representations herein made in proceeding with that execution.

[FOR LANDLORD ESTOPPEL]

The foregoing certification is made with the knowledge that this estoppel certificate may be delivered to Tenant’s transferee or Tenant’s prospective transferee, and that in either case said transferee or prospective transferee will be relying upon the representations herein made in proceeding with that execution.

This Certificate has been duly executed and delivered by the authorized officers of the undersigned as of                     , 200    .

[“TENANT”] [“LANDLORD”]

By:

Its:

EXHIBIT F